                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D)OF THE SECURITIES EXCHANGE ACT OF 1934.

                           COMMISSION FILE NO. 1-13847

                          FIRST LINCOLN BANCSHARES INC.
             (Exact name of registrant as specified in its charter)

            13TH & N STREETS, LINCOLN, NEBRASKA 68508, (402) 475-0521 (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $0.01
            (Title of each class of securities covered by this form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(i)     [ ]
            Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              [X]

      Approximate number of holders of record as of the certification date:

                                      NONE

      Pursuant to the requirements of the Securities Exchange Act of 1934, First Lincoln Bancshares Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 19, 1999             BY:/s/ Eugene B. Witkowicz
                                    --------------------------------------------
                                    Eugene B. Witkowicz
                                     Executive Vice President, Treasurer and
                                     Chief Financial Officer
                                     First Lincoln Bancshares Inc.